(10.65) Transfer Agreement between Aero Services International, Inc.
                and TigerAir, Inc. dated November 8, 1995.

                 TRANSFER AGREEMENT

      THIS TRANSFER AGREEMENT (this "Agreement") is made and entered into as of the 8th day of November, 1995, by and between AERO SERVICES INTERNATIONAL, INC., a Louisiana corporation ("Aero"), TIGERAIR, INC., a Texas corporation ("TigerAir"), and WALLACE E. CONGDON ("Congdon").

                                         W I T N E S S E T H:

      WHEREAS, Eagle Directions, Inc., a Delaware corporation ("Eagle") is the lessee of certain real property, with improvements thereon, located at the Houston Hobby Airport in Houston, Texas (the "Airport"), at which location Eagle has operated fixed base operations serving the aviation industry; and

      WHEREAS, Eagle's leasehold interest at the Airport is the subject of that certain lease agreement by and between the City of Houston and Sky Travel Jet Service, Inc., dated March 15, 1989 (the "Municipal Lease"), which Municipal Lease was assigned to, and assumed by, Eagle pursuant to that certain assignment and assumption of lease by and among Sky Travel Jet Service, Inc. and Eagle, dated as of February 10, 1993; and

      WHEREAS, as of October 20, 1994, Eagle and Aero entered into that certain sublease agreement, a copy of which is attached hereto as Exhibit A (the "Sublease"), pursuant to which Sublease Aero, among other things, is the sub-lessee of Eagle's leasehold interest under the Municipal Lease; and

      WHEREAS, pursuant to the Sublease, Aero currently operates the Houston FBO (as hereinafter defined); and

      WHEREAS, as of October 20, 1994, Aero and Eagle entered into that certain option agreement, a copy of which is attached hereto as Exhibit B (the "Option Agreement"), pursuant to which, among other things, Eagle granted Aero an option (the "Option") to purchase and acquire, from Eagle, Eagle's leasehold interest under the Municipal Lease, together with all of Eagle's rights, title and interest in and to the Operational Assets (as defined in the Option Agreement) used in the operation of the Houston
FBO; and

      WHEREAS, Eagle's leasehold interest at the Airport and Eagle's ownership interest in the Operational Assets, together with all of Eagle's rights, title and interest therein or with respect thereto, may be referred to as the "Houston FBO"; and

      WHEREAS, Congdon has caused TigerAir to be incorporated for the purposes of (i) acquiring the Transferred Rights (as hereinafter defined), (ii) acquiring the Transferred Assets (as hereinafter defined), and (iii) operating the Houston FBO; and

      WHEREAS, Congdon and TigerAir desire that TigerAir (i) acquire all of Aero's right, title and interest to, in and under the Option Agreement and the Sublease, (ii) acquire all of Aero's right, title and interest in and to the Transferred Assets, and (iii) assume all of Aero's obligations under the Option Agreement and the Sublease, and otherwise with respect to the Transferred Assets and the Houston FBO; and

      WHEREAS, under the terms and conditions hereinafter set forth, Aero is willing to sell, transfer and assign the Transferred Rights and the Transferred Assets to TigerAir, including all of Aero's right, title, interest and obligations with respect thereto, and otherwise with respect to the Houston FBO;

      NOW, THEREFORE, in consideration of the foregoing, for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, the parties agree as follows:

      1. Recitals. The foregoing recitals constitute a material part of this Agreement, and are expressly incorporated herein by reference.

      2. Assignment of Option Agreement and Sublease; Sale of Equipment and Inventory.

(a)Option
Agreement and Sublease. Aero hereby assigns, transfers and sets over, without recourse, unto TigerAir all of its rights, title and interest in, to and under the Option Agreement and the Sublease (the "Transferred Rights"). TigerAir hereby accepts the assignment of all of the Transferred Rights, and, further, assumes all of Aero's obligations, whether actual or contingent, under or otherwise with respect to the Option Agreement and the Sublease, and otherwise with respect to the Houston FBO.
b)Equipment.
Aero hereby sells, transfers and assigns to TigerAir, all of the personal property used in the operation of the Houston FBO and located at the Houston FBO as of the Closing, other than computer equipment and software (the "Transferred Assets"). The parties expressly acknowledge and agree that any and all computer equipment and software used by Aero at the Houston FBO is excluded from the Transferred Assets. THE TRANSFERRED ASSETS
ARE SOLD AND TRANSFERRED HEREUNDER "AS IS" AND TIGERAIR ACKNOWLEDGES THAT AERO HAS NOT MADE, AND AERO HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, RELATING TO THE PHYSICAL CONDITION OF THE TRANSFERRED ASSETS (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY
OR FITNESS FOR A PARTICULAR PURPOSE) AND FURTHER, TIGERAIR ACCEPTS ALL OF THE PURCHASED ASSETS IN THEIR "AS IS" CONDITION.

                                                    (c)Fuel and Oil
Inventory. Aero and TigerAir will mutually conduct a physical inventory of all fuel and oil on hand at the Houston FBO at the Closing Date (the "Fuel and Oil Inventory"), which Fuel and Oil Inventory shall be sold, transferred and assigned to TigerAir as of the Closing.

      3. Consents.
        (a)Consent of Eagle.
        The assignment of the Transferred Rights is subject to and contingent on the execution of an assignment and consent by and among Aero, TigerAir and Eagle (the "Assignment and Consent"), pursuant to which (i) Aero assigns the Sublease and the Option Agreement to TigerAir, (ii) TigerAir assumes Aero's obligations under and with respect to the Sublease and the Option Agreement, and (iii) Eagle consents to the non-recourse assignment of the Sublease and the Option Agreement by Aero to TigerAir.

(b)Consent of the City of Houston. The assignment of the Transferred Rights and TigerAir's assumption of the Sublease and the Option Agreement is subject to the approval and consent of the City of Houston, Texas (the "City"), to be evidenced by an instrument in form and substance acceptable to the City. The foregoing notwithstanding, as between Aero and TigerAir, the City's approval and consent shall not be a condition precedent to the effectiveness of this Agreement or any provision hereof. Aero makes no representations or warranties with respect to the City's willingness to consent to TigerAir's assumption of the Sublease and the Option Agreement.

      4. Assumption of Obligations. In conjunction with the sale, transfer and assignment of the Transferred Rights and the Transferred Assets, TigerAir shall assume (i) all of Aero's obligations under and with respect to the Option Agreement, (ii) all of Aero's obligations under and with respect to the Sublease, (iii) the Exxon Fuel Supply Contract described in Section 8 hereof, (iv) the AvFuel Refueler Agreements described in Section 9 hereof,
(v) the employment of all current employees at the Houston FBO, as further described in Section 10 hereof (the "Employees"), and
(vi) all other obligations of Aero with respect thereto, and otherwise in connection with, the Houston FBO. (Hereinafter, the obligations of Aero assumed by TigerAir under and with respect to the Option Agreement, the Sublease, the Exxon Fuel
Supply Contract, the AvFuel Refueler Agreements, the Employees, and otherwise in connection with the Houston FBO, may be referred to as the "Assumed Obligations".)

      5. Consideration. In consideration of Aero's sale, transfer and assignment of the Transferred Rights and the Transferred Assets to TigerAir, TigerAir shall pay to Aero the amount of Two
Hundred Fifty Thousand Dollars ($250,000), (ii) assume the
Assumed Obligations, and (iii) indemnify and hold Aero harmless as described in Section 23 hereof. In addition to the foregoing, at the Closing TigerAir shall pay Aero an amount equal to Aero's invoice cost of the Fuel and Oil Inventory.

 6. Payment of Cash Portion of Consideration. TigerAir shall pay the Two Hundred Fifty Thousand Dollars ($250,000) referenced in Section
5 hereof in the form of a non-interest bearing promissory note made payable by TigerAir to Aero in the original principal amount of Two Hundred Fifty Thousand Dollars ($250,000), which promissory note shall contain the terms and conditions set forth in Exhibit C hereof (the "Acquisition Promissory Note"). The principal amount of the Acquisition Promissory Note shall be due and payable on the first to occur of: (i) TigerAir's subsequent sale of the Houston FBO; (ii) a change in ownership of TigerAir;
or (iii) the third anniversary date of the date of the Closing
Date (as hereinafter defined).  The invoice cost of Fuel and Oil
Inventory shall be treated as an advance on the Working Capital
Note (as hereinafter defined).

 7. Closing. The Closing at which the all of Aero's right, title and interests to the Transferred Rights shall be transferred to TigerAir, and at which TigerAir shall assume the Assumed
Obligations (the "Closing") shall occur at 12:00 a.m., local time, at the offices of Eckert Seamans Cherin & Mellott, located at 213 Market Street, Harrisburg, Pennsylvania 17101, on
November 8, 1995 or such other date as may be mutually agreed to by Aero, Congdon and TigerAir, which date shall not be more that two (2) weeks from the date of this Agreement (the "Closing
Date").

 8. Exxon Fuel Supply Contract. As of the Closing, Tiger Air shall assume that certain fuel supply contract by and between Aero and Exxon
Company, U.S.A., a division of Exxon Corporation, a New Jersey corporation ("Exxon"), a copy or which is attached hereto as Exhibit D (the "Exxon Fuel Supply Contract"). TigerAir shall be responsible for obtaining Exxon's consent to the assignment and the assumption of the Exxon Fuel Supply Contract, and shall provide Aero with adequate assurances, reasonably acceptable to Aero, that the Exxon Fuel Supply Contract will not be canceled by TigerAir prior to its expiration in accordance with its terms.

9. AvFuel Refueler Agreements. As of the Closing, TigerAir shall assume those certain refueler lease agreements by and between Aero and AvFuel Corporation, a Michigan corporation ("AvFuel"), a copies of which are attached hereto as Exhibit E (the "AvFuel Refueler
Agreements").  TigerAir shall be responsible for obtaining
AvFuel's consent to the assignment and the assumption of the AvFuel Refueler Agreements, and shall provide Aero with adequate assurances, reasonably acceptable to Aero, that the AvFuel
Refueler Agreements will not be canceled by TigerAir prior to their expiration in accordance with their respective terms. In the event that AvFuel requires a sublease of the AvFuel Refueler
Agreements rather than an assignment to TigerAir, then TigerAir shall, as directed by Aero, either (i) promptly pay each invoice from AvFuel within the period set forth for payment in the AvFuel Refuel Agreements and sublease, or (ii) within two (2) days of Aero's payment of any such invoices fully reimburse Aero for such payment.

 10. Employees. As of the Closing, TigerAir shall continue the employment, under current terms and conditions, of each of the Employees of Aero at the Houston FBO whose names are set forth on Schedule 10 hereto. TigerAir shall assume all obligations with respect to the Employees, and shall provide each such Employee with the same salaries and benefits currently provided by Aero.

11. Aero Accounts Receivable. Aero's accounts receivable are expressly excluded from the assignment described in Section 2 hereof. As of the Closing Date, or as soon as practicable thereafter, Aero and TigerAir shall prepare a schedule (to be attached hereto as Schedule 11) of Aero's accounts receivable in existence as of 12:01 a.m. on the Closing Date ("Aero's Accounts Receivable").
From and after the Closing, TigerAir shall use its best efforts to collect Aero's Accounts Receivable and to remit the same to Aero without withholding any fees or commissions therefor. Each amount collected by TigerAir with respect to Aero's Accounts
Receivable shall be remitted by TigerAir to Aero within five (5) days after the collection thereof.

12. Work in Process. Work in process shall be prorated based on percentage of completion at the Closing Date. Aero and TigerAir shall identify on a schedule (to be attached hereto as Schedule 12) all such items of work in process as of the Closing Date, and shall indicate the percentages of the fee to be allocated between Aero and TigerAir based on the percentage work completed as of the Closing Date. To the extent practicable, Aero shall invoice customers for so much of any work in process as has been completed by Aero as of the Closing Date. Any portion of a deposit received by Aero for work in process that exceeds Aero's allocated percentage of the fee for such work shall be delivered to TigerAir at the Closing. Any uncollected amounts owing to Aero for work in process shall be remitted by TigerAir within five (5) days after the collection thereof. Aero and TigerAir shall warrant any work in process completed by them to the extent of their respective contributions to such completed work in process, and shall indemnify and hold each other harmless with respect thereto.

13. Revolving Working Capital Loan. Aero agrees that, at the Closing, Aero shall provide a revolving working capital loan (the "Working
Capital Loan") to TigerAir in the principal amount not to exceed
Fifty Thousand Dollars ($50,000), which loan shall be evidenced by a promissory note in the form attached hereto as Exhibit F
(the "Working Capital Note"). The Working Capital Loan shall be subject to the following terms and conditions:

(a)Interest.
The outstanding principal amount of the Working Capital Note shall bear interest at the fixed annual rate of nine and one-half percent (9.5%). Interest accrued under the Working Capital Loan shall be due and payable monthly in arrears.
(b)Credit Line Cap. The principal amount outstanding under the Working Capital Loan shall not, at any time, exceed the Maximum Availability (as hereinafter defined). Any amounts under the Working Capital
Loan that exceed the Credit Line Cap shall be immediately due and payable.

(c)Maximum
Availability; Repayment. As of the Closing, the maximum availability (the "Maximum Availability") under the Working Capital Loan shall be Fifty Thousand Dollars ($50,000). Commencing on the sixtieth (60th) day following the Closing, and on the same day of each month thereafter, the Maximum Availability shall be reduced by Five Thousand Dollars ($5,000), such that on the sixtieth (60th) day following the Closing the Maximum Availability shall be reduced to Forty-five Thousand Dollars ($45,000), and on the same day of the next following month, the Maximum Availability shall be reduced to Forty Thousand Dollars ($40,000), and so on until the Maximum Availability is reduced to zero.

14. Security. The full and prompt payment by TigerAir of Acquisition Promissory Note, the Working Capital Note and TigerAir's other obligations hereunder shall be secured by: (i) TigerAir's accounts receivable and work in process from the operation of the Houston FBO; (ii) a first priority security interest in all existing and after-acquired fixtures and personal property owned by TigerAir, including replacements, additions, substitutions, products and proceeds thereof; (iii) a pledge by Congdon of all of Congdon's options to acquire stock of Aero; (iv) a pledge by Congdon of all of the issued and outstanding shares of TigerAir now or hereafter owned by Congdon. TigerAir and Congdon shall execute and deliver such assignments, pledge agreements, security agreements and financing statements as shall be
required by Aero to create and perfect all such security
interests. The foregoing notwithstanding, Aero acknowledges and agrees that on the payment in full of all amounts due on account of the Working Capital Note and on the Termination of the
Working Capital Loan, Aero will, on TigerAir's request, agree to subordinate its first priority security interest in TigerAir's accounts receivable and personal property to the first priority security interest therein of a commercial lending institution that, at such time, provides a credit facility to TigerAir.

15. Prorations. Operation of the Houston FBO until 12:01 a.m. on the Closing Date shall be for the account of Aero, and thereafter for the account of TigerAir. Those items of revenue and expense of the Houston FBO and other items hereinafter described shall be prorated and adjusted between Aero and TigerAir as of the Closing Date as follows:

(a)General Adjustment. Real estate taxes, possessory interest taxes, personal property taxes, lease payments and rents, and any other receipts and expenses attributable to any lease by Aero, as lessor or lessee, and other operating income and expenses relating to the Houston FBO, shall be prorated as of the Closing
Date between Aero and TigerAir. All business, license, occupation, sales, use, withholding or similar taxes, or any other taxes of any kind relating to the Houston FBO and attributable to the period prior to the Closing Date shall be paid by Aero, and all such taxes attributable to the period on and after the Closing Date shall be paid by TigerAir.

(b)Utilities.
TigerAir shall make appropriate arrangements for transfer of all necessary utility and other services in TigerAir's name to be effective as of the Closing Date. In lieu of prorating power, gas and water bills, the appropriate utilities will be requested by Aero to take meter readings as close to the Closing Date as possible and to bill Aero for service prior to such readings and to bill TigerAir for service thereafter. The readings may occur before or after the Closing Date. With respect to telephone services, on receiving a copy of the next following billing for telephone service after the Closing, Aero will either pay directly or reimburse TigerAir within ten (10) business days after receipt thereof for those charges attributable to calls made prior to the Closing Date. General monthly charges reflected by such billing for telephone service to the Houston FBO will be prorated on the basis of the number of days Aero occupied the Houston FBO during the period covered by the billing.

(c)Fuel and Oil
Flowage Fees and Taxes. Any and all fuel flowage fees and taxes paid, or due to be paid, with respect to Fuel and Oil Inventory shall be prorated as of the Closing.

(d)Implementation
of Prorations and Other Payments. Prior to the Closing Date, Aero and TigerAir shall undertake in good faith to mutually agree on a closing statement setting forth the determination of the items to be prorated and accounted for hereunder, and the net amount due, if any, to either Aero or TigerAir, as the case may be, shall be paid or credited at the Closing.

16. Resignation. Effective as of the Closing, Congdon shall resign as President and as a director of Aero. Congdon shall execute a general release in favor of Aero, in form and content identical to the form of release attached hereto as Exhibit G, waiving any and all rights, claims and causes of action associated with Congdon's employment with Aero and with the termination thereof in accordance with this Section 16.

17. Cooperation. Following his resignation as described in Section 16 hereof, Congdon shall cooperate with, and make himself available to, Aero at mutually agreed times for the purpose of concluding and winding-up any matters, including litigation, in which Congdon has participated, supervised, or otherwise been involved. Aero will reimburse Congdon for his actual out-of-pocket expenses in connection with his activities pursuant to this Section 17.

18. Aero's Representations and Warranties. Aero represents and warrants to Aero as follows:
(a)Aero is a corporation duly organized and validly existing under the laws of the State of Louisiana. Aero has the right, power and authority to enter into this Agreement.

(b)The execution
and delivery of this Agreement by Aero, has been duly and validly authorized by all requisite action of Aero and does not contravene or breach any provision of Aero's certificate of incorporation or bylaws.

(c)This Agreement
has been duly executed and delivered by Aero and constitutes a legal, valid and binding obligation of Aero, enforceable against Aero in accordance with its terms.

19. Representations and Warranties of Congdon and TigerAir. Congdon and TigerAir represent and warrant to Aero as follows:
   (a)TigerAir is
a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has all requisite corporate power and authority to enter into this Agreement, and to purchase and assume the Sublease, the Option
Agreement, the Exxon Fuel Supply Contract, and the AvFuel
Refueler Agreements, together with all of Aero's rights and obligations under and with respect to each of the foregoing, and to perform and carry out all of its duties and obligations in the transactions contemplated by this Agreement.
   (b)The execution,
delivery and performance of this Agreement and the consummation of transactions on the part of TigerAir herein contemplated have been duly authorized by all necessary corporate action on the part of TigerAir. This Agreement, and the other documents to be executed and delivered by TigerAir pursuant hereto, are the legal, valid and binding obligations of TigerAir, enforceable in accordance with their terms.
   (c)The execution
and delivery of this Agreement by TigerAir, and the performance of its obligations hereunder, do not (i) contravene its articles of incorporation or bylaws, or (ii) breach any contract or agreement to which TigerAir is a party or by which it is bound.
   (d)Congdon has
the right, power and authority to enter into this Agreement and to perform and carry out all of his duties and obligations in the transactions contemplated by this Agreement.
   (e)The execution
and delivery of this Agreement by Congdon, and the performance of his obligations hereunder, do not contravene or breach any contract or agreement to which Congdon is a party or by which he is bound.
   (f)This Agreement
has been duly executed and delivered by TigerAir and Congdon and constitutes the legal, valid and binding obligation of each of TigerAir and Congdon, enforceable against TigerAir and Congdon in accordance with its terms.
   (g)Neither
TigerAir nor Congdon have any knowledge of any actions, proceedings or investigations pending or threatened against or involving TigerAir and/or Congdon (including any bankruptcy proceeding) before any court, arbitrator, administrative agency or other governmental authority which would adversely affect
TigerAir's ability to assume, and perform under, the Sublease, the Option Agreement, the Exxon Fuel Supply Contract, and the
AvFuel Refueler Agreements.

   20. Covenant Not to Compete. Aero covenants and agreed that for a period of three (3) years from the Closing Date, Aero will not, directly or indirectly, at the Houston Hobby Airport, engage in, or own (excluding passive investment interests of publicly-traded and registered under Section 12 of the Securities
Exchange Act of 1934, as amended), manage, operate, control or participate in the ownership, management, operation or control of or otherwise be connected in any manner with any business which engages in any activity that is directly or indirectly competitive with the fixed base operation business of TigerAir at the Houston FBO.

      21. Salary Cap. TigerAir and Congdon covenant and agree that so long as there exists an outstanding balance under the Acquisition
Promissory Note or the Working Capital Loan, Congdon shall not be paid a salary by TigerAir that exceeds his current salary as President of Aero.

      22. Insurance. At TigerAir's own cost and expense, TigerAir shall maintain at all times during which there is a balance outstanding under the Acquisition Promissory Note and the Working Capital Note
Agreement (i) all-risk property and casualty insurance against loss, destruction or damage to the Houston FBO for the replacement value thereof, (ii) comprehensive general liability insurance (on an occurrence basis), with policy limits not less than Two Million Dollars ($2,000,000) per occurrence, which shall cover risks of bodily injury and property damage arising out of the condition, maintenance, use or operation of Houston
FBO, (iii) workers' compensation insurance required by applicable law, (iv) all-risk builder's risk insurance during any construction at the Houston FBO, (v) business interruption insurance in amounts sufficient to cover debt service, lease payments, property taxes, insurance and general operating expenses of the Houston FBO, and (vi) such other insurance Aero may reasonably require, all (except workers' compensation insurance) naming Aero as additional loss payee or additional insured, as applicable. At the request of Aero, from time to time, TigerAir shall furnish to Aero with a certificate signed by a duly authorized representative of each insurer showing the insurance then maintained by TigerAir, and stating that such insurance complies with the terms of this Section 22, together with evidence that payment of the premiums on such insurance is current. If TigerAir shall fail to maintain insurance as provided by this Section 22, then Aero may at its option maintain the insurance required by this Section 22 and, in such event, TigerAir shall reimburse Aero on demand for the reasonable cost of such insurance together with interest at the rate of nine and one-half percent (9.5%) per annum. Each policy for insurance described in this Section 22 shall provide that, if any premium or installment is not paid when due, or if such insurance is to be canceled, terminated or materially changed for any reason whatsoever, the insurer will notify Aero at least thirty (30) days prior to such cancellation, termination or change.

      23. Indemnification. In addition to the other obligations and covenants of TigerAir and Congdon hereunder, TigerAir and Congdon agree to indemnify, hold harmless and defend Aero and its directors, officers, agents and employees, from and against any and all losses, costs, damages, liabilities or expenses (including, but not limited to, experts', consultants' and attorneys' fees and costs) arising out of or related to the Transferred Rights, the Transferred Assets, and the Assumed Obligations.

      24. Broker. Each of the parties hereto represents and warrants to the other that neither such party nor any director, officer or agent of such party, as the case may be, has entered into any agreement for the payment of any brokerage or finder's fees to any person, firm or corporation in connection with the transactions contemplated by this Agreement, and each agrees to indemnify and hold and save the other harmless from any such fees (including reasonable attorneys' fees and other expenses incurred in connection with any such claim) which may be due or asserted by reason of any such agreement or purported agreement by the indemnifying party.

      25. Further Assurances. Each party shall, at the request of the other, at any time and from time to time prior to or following the
Closing, execute and deliver to the requesting party all such further instruments as may be reasonably necessary or appropriate in order effectuate or confirm the transactions herein contemplated.

      26.  Notices.  All
notices, requests, demands, directions and other communications required or permitted under the provisions of this Agreement, or otherwise with respect hereto, shall be in writing and shall be:
(i) mailed by first class registered or certified mail, return receipt requested, postage prepaid; or (ii) sent by next day business courier (such as Federal Express or the like); or (iii) personally delivered; or (iv) transmitted by fax, telegram or telex (with a hard copy to follow within twenty-four (24) hours by first class registered or certified mail, return receipt requested, postage prepaid, or by next day business courier [such as Federal Express or the like], or by personal delivery), as follows:

if to Aero, to:

      Aero Services International, Inc.
      660 Newton-Yardley Road
      Newton, Pennsylvania  18940
      Attention:  James Affleck
      Facsimile:  (215) 968-6010

with a copy to:

      Eckert Seamans Cherin & Mellott
      One South Market Square Building
      213 Market Street, P. O. Box 1248
      Harrisburg, PA  17108-1248
      Attention:  Christopher M. Cicconi, Esquire
      Facsimile:  (717) 237-6019

if to TigerAir or Congdon, to:

      Wallace E. Congdon
      4109 Fryer Street
      The Colony, Texas  75056
      Facsimile:  (214) 370-0630

with a copy to:

      Michael S. Burg, Esq.
      5858 Westheimer, Suite 700
      Houston, Texas  77057
      Facsimile:  (713) 974-2351

or to such other address(es) or to the attention of such other person(s) and officer(s) as the addressee of any such notice shall have previously furnished to the sender in writing. Each notice or communication which shall be transmitted in the manner described above, or which shall be delivered to a telegraph company, shall be deemed sufficiently given, served, sent, or received for all purposes at such time as it is sent to the addressee (with return receipt, delivery receipt [or with respect to a telex the answer back, or a fax the activity report] being deemed conclusive evidence of such mailing, transmission or delivery), or at such time as delivery is refused by the addressee on presentation.

   27. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal, substantive laws of the Commonwealth of Pennsylvania, including its statutes of limitation, but without regard to its rules governing conflict of laws.

  28. Assignment; Binding Effect. This Agreement may not be assigned by either party hereto without the prior written consent of the other, which consent shall not be unreasonably withheld.

 29. Partial Invalidity. If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired or invalidated.

 30. Headings. The section headings appearing herein are for the convenience of reference only, and in no way whatsoever define, limit or describe the scope or intent of this Agreement.

 31. Entire Agreement; Amendment; Waiver. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained herein and supersedes all prior agreements, informational memoranda, representations and understandings of the parties. No amendment or modification of this Agreement shall be binding unless executed in writing by the parties.
Except as may be otherwise provided in this Agreement, no waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, and no waiver shall be binding unless evidenced by an instrument in writing executed by the party against whom the waiver is sought to be enforced.

32. Counterparts. This Agreement may be executed in any number of counterparts, with each such counterpart being deemed to be an original instrument.

33. Confidentiality. Neither party shall provide this Agreement or a copy or summary hereof to any person or entity or disclose its existence or any of the provisions thereof without the prior written consent of the other, except as may be required by law or order of court.


      IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed this Agreement as of the date first set forth above.


AERO SERVICES
INTERNATIONAL, INC.


hristopher Cicconi                                By:  Paul R. Slack
Secretary                                        Its:   Assistant Secretary


TIGERAIR, INC.

Allison L. Blumer                                    By: W. E. Congdon

Assistant Secretary                                  Its:President





Allison L. Blumer                                     W. E. Congdon
                                                      Witness
Wallace E. Congdon